Exhibit 99

NEWS RELEASE
Contact: Scott Lamb 208-665-0777

COEUR SIGNS AGREEMENT FOR SALE OF SILVER VALLEY SUBSIDIARY

COEUR D’ALENE, Idaho * April 10, 2006 — Coeur d’Alene Mines Corporation (NYSE: CDE, TSX: CDM) announced today that it has entered into an agreement to sell 100% of the shares of Coeur Silver Valley (CSV) to U.S. Silver Corporation, a Delaware Corporation, for $15 million in cash. Coeur Silver Valley is a wholly owned subsidiary of Coeur d’Alene Mines Corporation that owns and operates the Galena underground silver mine and adjoining properties in Northern Idaho.

Dennis E. Wheeler, Coeur’s Chairman, President and Chief Executive Officer, commented, “Given our company’s long association with the Silver Valley, we are especially pleased to find a buyer whose management similarly has well established roots in the area. We wish U.S. Silver Corporation and the world-class workforce at the Galena mine nothing but the best. The sale of Coeur Silver Valley is another example of Coeur’s commitment to redirect its growth strategy toward lower-cost, longer-life silver assets that will generate high-margin cash flow and profits for our shareholders.”

The sale is contingent upon customary closing conditions such as U.S. Silver Corporation’s arrangements for financing, approval by the board of directors of Coeur d’Alene Mines, and completion of final documentation. Coeur and U.S. Silver Corporation will work together to ensure continuity of operations during the transition period. The transaction is expected to close by June 1, 2006.

Coeur d’Alene Mines Corporation is the world’s largest publicly traded primary silver producer and has a strong presence in gold. The Company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Idaho.

Cautionary Statement
Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.